UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CHURCHILL DOWNS INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Equity Compensation Plan Information(1)

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(2)	215,461	(3)(4)	$36.80	1,663,615	(6)
Equity compensation plans not approved by security holders(5)	30,875		$46.00	34,125
Total	246,336		$37.95	1,697,740

(1)	This table includes (i) aggregate data, including pricing, for shares presently committed under all equity compensation plans of the Company as of the end of the most recently completed fiscal year and (ii) aggregate data for shares still available to be issued under those plans.

(2)	The equity compensation plans of the Company which have been approved by the shareholders of the Company are the Churchill Downs Incorporated 2000 Employee Stock Purchase Plan (“Stock Purchase Plan”), the Churchill Downs Incorporated 1993 Stock Option Plan (“1993 Plan”), the Churchill Downs Incorporated 1997 Stock Option Plan (“1997 Plan”), the Churchill Downs Incorporated 2003 Stock Option Plan (“2003 Plan”), the Churchill Downs Incorporated 2004 Restricted Stock Plan (“Restricted Stock Plan”) and the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (“2007 Plan”). The 1993 Plan, the 1997 Plan and the 2003 Plan each allow one- to three-year option vesting periods and require that options expire ten (10) years after the date of grant, if not earlier under certain circumstances. The Restricted Stock Plan allows for the award of stock subject to certain conditions and restrictions as determined by the Compensation Committee at the time of the award. The 2007 Plan allows the Compensation Committee the flexibility to design compensatory awards that are responsive to the Company’s needs. Awards under the 2007 Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted share units, performance shares or performance units.

(3)	Of this total, 63,985 shares of Common Stock of the Company are issuable upon the exercise of outstanding options granted under the 1997 Plan, 21,476 shares of Common Stock of the Company are issuable upon the exercise of outstanding options granted under the 2007 Plan and 130,000 shares of Common Stock of the Company are issuable upon the exercise of outstanding options granted to the CEO of the Company as a part of his employment agreement. The total does not include 32,356 outstanding shares of Common Stock which have been awarded under the Restricted Stock Plan and 3,357 outstanding shares of Common Stock which have been awarded as restricted stock under the 2007 Plan, as of December 31, 2008, which are unvested and over which the participants have neither voting nor dispositive power until the lapse of the restriction period.

(4)	Because each participant in the Stock Purchase Plan has one option each plan year and that option consists of the number of shares which can be purchased, through exercise, at the end of the plan year using compensation deductions made throughout the plan year, no outstanding options, warrants or rights for a specific number of the Company’s securities to be issued upon exercise existed at fiscal year’s end and, therefore, none are included in this total for the Stock Purchase Plan.

(5)

As a part of his employment agreement, the CEO of the Company was granted 65,000 restricted stock units representing shares of Common Stock of the Company, which vest quarterly over a 5 year period beginning with the end of the third calendar quarter of 2006. The CEO of the Company is entitled to receive the shares underlying the restricted stock units (along with a cash payment equal to accumulated dividend equivalents beginning with the lapse of forfeiture, plus interest at a 3% annual rate) six months after termination of employment. The restricted stock units were granted to the CEO of the Company as a material inducement to enter into the employment agreement.

(6)	Of this total, as of December 31, 2008, no shares of Common Stock of the Company remained available for future issuance under the 1993 Plan because that Plan has expired, no shares of Common Stock of the Company remained available for future issuance under the 1997 Plan because that Plan was suspended, no shares of Common Stock remained available for future issuance under the 2003 Plan because that Plan was terminated, no shares of Common Stock remained available for future issuance under the Restricted Stock Plan because that Plan was terminated and 61,805 shares of Common Stock of the Company remained available for future issuance under the Stock Purchase Plan and 1,601,810 shares of Common Stock of the Company remained available for future issuance under the 2007 Plan. Stock awards under the 2007 Plan, other than stock options, will be counted against the maximum number of shares as to which stock awards may be granted in a 2-to-1 ratio.